Exhibit 99.2

[Barclays Capital Inc. Letterhead]

745 Seventh Avenue
New York, NY 10019
United States

April 4, 2016

Board of Directors

Johnson Controls, Inc.

5757 North Green Bay Avenue

Milwaukee, Wisconsin

Re: Preliminary joint proxy statement/prospectus of Johnson Controls, Inc, a Wisconsin corporation (“Johnson Controls”), on Form S-4 (the “Joint Proxy Statement/Prospectus”) filed April 4, 2016 with the U.S. Securities and Exchange Commission

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 24, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders of Johnson Controls common stock (other than excluded shares) of the aggregate merger consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 24, 2016, by and among Tyco International plc, a Republic of Ireland public limited company (“Tyco”), and Jagara Merger Sub LLC, a Wisconsin limited liability company and an indirect wholly owned subsidiary of Tyco, and Johnson Controls.

The Opinion Letter is provided for the information and assistance of the Board of Directors of Johnson Controls in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Joint Proxy Statement/Prospectus.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Johnson Controls’ Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Johnson Controls Board of Directors and Johnson Controls’ Reasons for the Merger”, and “The Merger—Opinions of Johnson Controls’ Financial Advisors” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Joint Proxy Statement/Prospectus and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Joint Proxy Statement/Prospectus) or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Joint Proxy Statement/Prospectus within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.